Exhibit 99.1

Noodles & Company Announces Management and Board Changes and Preliminary Second Quarter Results

•	Kevin Reddy Steps Down as Chairman of the Board of Directors and Chief Executive Officer

•	Robert Hartnett Appointed Chairman of the Board of Directors

•	Dave Boennighausen Appointed Interim Chief Executive Officer

BROOMFIELD, Colo., July 25, 2016 (GLOBE NEWSWIRE) -- Noodles & Company (NASDAQ:NDLS) today announced that Kevin Reddy is stepping down as the Company’s Chairman and Chief Executive Officer, and as a member of the board of directors, effective immediately.  The board of directors has appointed Robert Hartnett as Chairman of the board of directors and Dave Boennighausen, the Company’s Chief Financial Officer, as interim Chief Executive Officer.  The Company’s board of directors has initiated a search among both internal and external candidates to identify a qualified candidate to serve as the Company’s permanent Chief Executive Officer.
“After many years with this great Company, I have decided that it is the right time in my career to pursue new personal and financial opportunities,” said Kevin Reddy.  “I am honored to have worked with a remarkable team that has successfully positioned Noodles & Company as a unique brand and achieved significant growth to bring the concept to over 60 million guests around the country. I am looking forward to finding that elusive balance we all seek between personal goals and dreams and the right business opportunities that make them possible.”
Scott Dahnke, Noodles & Company’s lead independent director, added, “Kevin has dedicated himself to growing the Noodles & Company brand from approximately 100 restaurants to more than 500 restaurants nationwide over the past 10 years.  We appreciate Kevin’s many years of leadership, his unwavering commitment to providing a quality guest experience and his contributions to the Company’s success.  We wish him well in his future endeavors.”
Mr. Dahnke concluded, “I am pleased to welcome Bob Hartnett to the Company’s board of directors.  He is a seasoned leader within the restaurant industry and possesses a broad set of skills that I believe will be a tremendous asset not only to our board, but also to our senior management team as we move forward.  We also look forward to continuing to work closely with Dave as interim Chief Executive Officer. Through numerous roles, including as a member of the Noodles & Company board of directors, he has been a valuable contributor to the growth of the Company.  We are confident that he is the right person to lead Noodles & Company during this period of transition.”
Mr. Hartnett has over 40 years of restaurant industry experience.  Most recently he served as Chief Executive Officer for Houlihan’s Restaurants, Inc., a position that he held from 2001 until successfully negotiating the sale of that company in 2015.  During his tenure at Houlihan’s, Mr. Hartnett successfully re-invented and revitalized the Houlihan’s brand.  Prior to joining Houlihan’s, Mr. Hartnett served as President, CEO and Chairman of Einstein/Noah Bagel Inc., a publicly traded company with more than 500 Einstein Bros. and Noah’s New York Bagels restaurants across 27 states.  In addition, he has owned and operated Einstein Bros. and Boston Market franchise restaurants and has served as President of Bennigan’s Restaurants, a multi-unit casual dining operator.
Dave Boennighausen has served as the Chief Financial Officer of Noodles & Company since July 2012 and became a member of the Company’s board of directors in August 2015.  Mr. Boennighausen has held various roles, including Vice President of Finance and Executive Vice President of Finance, since he joined Noodles & Company in 2004.  He holds an MBA from the Stanford Graduate School of Business and received a BS in Finance and Marketing from Truman State University.
Preliminary Second Quarter Results
The Company also announced the following preliminary estimates on its results of operations for the thirteen-week second quarter ended June 28, 2016:

Exhibit 99.1

•	The Company estimates total revenue of approximately $121.0 million for the second quarter.

•	Comparable restaurant sales are estimated to have decreased 0.9% for company-owned restaurants, decreased 2.1% for franchise restaurants and decreased 1.0% system-wide.

•	In addition, the Company estimates restaurant contribution margin of approximately 13.5%.
Preliminary results remain subject to the completion of normal quarter-end accounting procedures and adjustments and are subject to change. The Company expects to release financial and operating results for its thirteen-week second quarter ended June 28, 2016 on August 4, 2016.

About Noodles & Company
Noodles & Company is a fast-casual restaurant chain where its globally inspired dishes come together to create a World Kitchen.  Recognized by Parents Magazine as a Top Family Friendly Restaurant, and by Health Magazine as one of America’s Healthiest Fast Food Restaurants, Noodles & Company is a restaurant where Japanese Pan Noodles rest comfortably next to Penne Rosa and Wisconsin Mac & Cheese, but where world flavors don’t end at just noodles.  Inspired by some of the world’s most celebrated flavor combinations, Noodles & Company’s menu offers soups, salads, sandwiches and shareables, too. Everything is made fresh to order, just as you like it, using quality ingredients.  Dishes are delivered to the table allowing guests time to sit and relax or to grab a quick bite.  With more than 500 locations nationwide, from California to Connecticut, guests can find a location nearest them and take a tour of the global World Kitchen menu by visiting www.noodles.com.

Forward-Looking Statements
This press release contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words, and variations of words, such as “believe,” “estimate,” “anticipate,” “expect,” “intend,” “may,” “will,” “would” and similar expressions are intended to identify our forward-looking statements. Examples of forward-looking statements include all matters that are not historical facts, such as statements regarding preliminary second quarter results and leadership changes. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the Company’s forward-looking statements. These risks and uncertainties include: our ability to achieve and maintain increases in comparable restaurant sales and to successfully execute our growth strategy; the success of our marketing efforts; our ability to open new restaurants on schedule; current economic conditions; price and availability of commodities; changes in labor costs; consumer confidence and spending patterns; the assumptions used in the adjustment of interest expense and the adjustments for certain incremental legal, accounting, insurance and other compliance costs used in the calculation of adjusted net income; changes in consumer tastes and the level of acceptance of the Company’s restaurant concepts (including consumer acceptance of prices and the success of our catering offerings); consumer reactions to public health issues and perceptions of food safety; seasonal factors; and weather.  For additional information on these and other factors that could affect the Company’s forward-looking statements, see the Company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2015 filed on March 1, 2016. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as may be required by applicable law or regulation.

Media Contact
Investor Relations
investorrelations@noodles.com

Media:
Erin Murphy
Noodles & Company
720-214-1971
press@noodles.com